EXHIBIT 10.24

Conditional sale contract Nr. CM-108-03

10 th of November 2003

Company “TECNO-FOOD SAS”, represented by general director Mr. Pezzani Daniele, hereinafter referred to as “the Seller” on the side,

And

Company “ASCONI” SRL, represented by General Director Mr. Jitaru Constantin, hereinafter refereed to as “the Buyer”, on the other side, have entered into this Contract as follows:

1. Subject of the contract

1.1. The Seller shall supply to the Buyer cooling unit, hereinafter named “the Goods”, described in the appendix No 1 to the present Contract, on conditions Ex-Works Italy, according to the specification under the price and quantity, given in the appendix No 1 to the present Contract.

1.2. The Buyer is obliged to receive the equipment, to make payments according to the conditions described in the present Contract and to provide installation of the units by himself. Will provide all consumables and will prepare the equipment ready for commissioning.

1.3. The Seller shall provide start-up, training of the stuff and commissioning of the equipment, according to the conditions of the present Contract.

2. Price and total amount

2.1. The price for the Goods described in the appendix No 1, which must be delivered to the Buyer, is indicated in EURO. The total amount of the Goods according to the appendix No 1 is: 170.000,oo EURO (One hundred seventy thousand Euro).

3. Delivery time

3.1. The Seller will prepare the Goods for the shipment within 20 December 2003 in case of payment receiving, according to the present contract, along with requested samples and technical data.

3.2. In case of delay of the payments agreed in the present contract, delivery time will be rescheduled.

4. Packing and marking

4.1. Packing must correspond to the international rules (installed on the pallet and wrapped by PVC film) and ensure protection of the Goods while transportation.

5. Shipping documentation

5.1. The Seller will supply the Goods along with the following documentation: CMR, packing list, invoice, and certificate of the quality with certificate of the origin or SGS (by the request).

5.2. The Seller will inform the Buyer about the shipping after the loading. The information will include: number of the contract, date of the loading, weight, CMR number, the price of the Goods.

6. Insurance

6.1. Insurance according to the “Incoterms 2000” rules for the shipment on Ex-Works conditions.

7. Terms of payment, the procedure of payments.

7.1. The payment according to this contract will be arranged in Euro, by bank transfer as follow:

—	15% (25 500,00 EURO) down payment within 25 of November 2003

—	15% (25 500,00 EURO) within end of February 2004

—	20% (34 000,00 EURO) within end of June 2004

—	20% (34 000,00 EURO) within end of November 2004

—	30% (51 000,00 EURO) within end of December 2004

7.2. The payment must be done on the following account in the Seller’s bank:

BANCA NAZIONALE DEL LAVORO

AGENZIA DI MANTOVA

P.ZA CAVALLOTTI 1,

Account—20611

SWIFT BNL II TRR MNX

IBAN IT79 O010 0511 5000 0000 0884 212

7.3. Payments arranged as downpayment, according to the present Contract, will only cover cost for design, engineering and arrangement of the Goods supplying, and in no one case and for no one title can be refunded or be requested for partial or total reimbursement.

7.4. Any delay in payment terms, gives right to the seller to suspend the supply, and in case that delay is over three month, to cancel the contract, to hold the payments received and eventually to claim for extra cost involved. In case the Goods were already supplied and the payment delay is extended over two months from expiring date, the seller has the right to take back immediately the supplied Goods (object of this contract). The decision of Seller to confiscate the Goods becomes executive without any further formality according to Moldavian law. The buyer is engaged to allow and to make easy to dismount the equipment and to load it on the seller’s truck. Cost to dismount the equipment and to load it on the truck must be on buyer’s behalf.

7.5. Until when the last payment is not arrived to the Seller’s bank, the Goods supplied under this contract remains the seller’s property. The buyer will inform the Seller the place where the Goods will be located, and can change the location only against written authorization from the seller.

8. Limitation of liability

8.1. Except as expressly stated in this contract, the Seller shall not be in any way liable or responsible for any and all losses, costs, claims, expenses, lost of profits and liabilities suffered or occurred by the Buyer during use of equipment, object of this contract. Seller is in any case engaged to supply spare parts under guarantee as well as out of the same within reasonable time (3 working days, ex-works shipment for normal parts—10 working days for unique parts).

9. Guarantee

9.1. The Seller guarantees that the Goods to be delivered are of the higher technical level and European standard quality, in conformity with the actual rules.

9.2. Guarantee for 12 month from commissioning at customer factory or 18 month from delivery time. This guaranty cover all pieces resulting damaged since the origin. Normal wearing parts as well as electric and electronic components is not covered by this guaranty. These electric/electronic components are covered by guaranty released by the maker, which are international and well reputable companies.

9.3. The seller is allowed to arrange time by time inspection of the line, in order to verify state of the equipment and grade of maintenance.

9.4. In case of improper uses or bad maintenance, the seller is authorized to provide correct maintenance by himself and to debit relative costs to the buyer.

10. Force major circumstances

10.1. The Parties are free from responsibility in case of Force-Major Circumstances. These are evens that do not depend on the will of parties and hadn’t been prevented by the means of parties: fire, flood, earthquake, other natural disasters, epidemics, mass disorders military conflicts, embargo, blockade war, etc; as we’ll as decisions of the authorities and governmental institutions that create obstacles for execution of parties obligations according to the present Agreement. In case of force-major circumstances long duration, parties have the right to abolish the present Agreement by informing the other party in term of 10 days.

10.2. The Buyer must be able to pay all taxes or/and payments, according td present contract.

11. Arbitration, entire agreement

11.1. Any dispute and controversy that result or relate to the present Contract must Q resolved through negotiations of the Parties.

11.2. In case the Parties, don’t achieve the mutual agreement, all dispute, controversy or claim shall be brought into consideration at the intentional arbitration Court of Mantova (Italy)

11.3. The present Contract is considered to be complete and final for both Parties: No conditions, agreements or arrangements modifying or changing terms and conditions of the present Contract shall be valid unless made in writing and duly signed by both Parties.

12. Other terms and conditions

12.1. The present Contract is made in two duplicates, in English and Russian, one for each party.

12.2. Description of tile supply: as per annex No 1 to the present contract, written in Russian language.

12.3. After the present Contract has been signed, all previous negotiations related to the Contract or its subject matter, correspondence, previous agreements and protocols of intents pertaining hereto shall be considered null and void.

13. Legal addresses of the parties.

The Seller:

“Tecno Food Group”

P.le Santonio 1,

Porto Mantovano 46047 (MN)

Italy

Phone +39 376/399776

Fax +39 376/396188

The Buyer:

“Asconi” S.R.L.

Judetul Chisinau

S.Puhoi, Republica Moldova

Tel 3732-243081

________________________,________

Annex no.1 to the Contract CM-108-03

EQUIPMENT FOR MUST COOLING AND

CONTROL OF FERMENTATION TEMPERATURE

- N1 REFRIGERATING PLANT FOR COOLING OF GLYCOL (REFRIGERATING SOLUTION), CONSISTING OF:

Two semi-hermetic compressors of alternating type and cylinders with suction and delivery valve of disc type.

Separation is performed by means of solenoid valve, which prevents the inflow of gas to the suction valve.

Forced lubrication is performed by means of reversible gear pump.

Oil heater is automatically connected with external lower part of compressor in order to prevent dilution of oil by refrigerating fluid and to maintain the required fluidity of oil.

Electric motor is protected against over-heating by means of thermoresistors located in three phases of the stator windings.

Two	condenser batteries of stack type made of copper tubes.

In order to achieve the maximal efficiency, tubes with inside threads are located with projections and mechanical expansions towards aluminum fins of turbulent type. In each stack one side also performs correspondent overcooling of refrigerating fluid allowing to increase cooling capacity without increase in consumed power.

Fans of helical type mounted on extensions with aerodynamic profile, having low transmission speed for maximal static efficiency, minimal level of noise and vibrations.

Fans are protected by strong wire mesh. Direct connection to electric motor eliminates any transmission problems and decreases vibration caused by the fan operation. Three-phase, squirrel-cage motors are made completely from aluminum with IP 55 protection (insulation class—Fe) and equipped with thermoresistors for protection against over-loading.

One evaporator of direct expansion with refrigerating agent inside copper tubes and glycol from external side (from jacket side). Evaporator is made with two independent loops.

Evaporator is made with jacketing from carbon steel and with straight copper tubes of increased efficiency (tubes with inside threads).

They are attached by means of flaring to the tubular plate also made from carbon steel.

Membranes are made from polypropylene to avoid corrosion.

In order to facilitate the removal of air and water from the evaporator, it is equipped with two cocks—one for cleaning (air) and one for drain (water)—located in top and lower parts of jacket, respectively.

Two connections—one for each supply pipe from the water side—allow the quick installation of thermoprobes.

Evaporator is wrapped by the cable of electric heater controlled by thermostat and insulated by thermal insulating materials with closed cells for protection against ice formation at external temperature up to -28°C.

One electric board for voltage supply and control equipped with all necessary devices for start-up and control.

All electric parts and controls are located in two separate sections of single board, which is protected against atmospheric impact and is equipped with locking door for safety.

Section of electric parts includes:

Contactors and fuses for compressors and fans, protective thermomagnetic switches for fans, main switch (knife-blade switch) with system of doors closing and manual opening, transformer for auxiliary circuit and control circuit.

Section of controls includes regulator of temperature of cooling water with microprocessor performing the following functions:

Password for access to system, which prevents intervention of foreigners.

Control of the water temperature.

Regulation of given temperature.

Device for delay and subsequent start-up of compressors.

Control over operation of compressors.

Control over switching on and off of the fans.

Setting of anti-freezing point with correspondent warning.

Start-up resistor/Electric heater against freezing.

Main emergency warning devices.

Also, microprocessor performs control functions together with automatic devices protecting the main components of a plant, and namely: thermal protection of electric motor windings, control over gas pressure in refrigerating agent and oil, inversion of sequence of start-up and separation of compressors. Besides other features, microprocessor due to operation of clock and date indicator allows to switch on and off the block in accordance with requirements to the plant.

TECHNICAL DATA:

Plant capacity with cooling solution temperature +5°C:	Fr/h 386.930
Refrigerating fluid:	HFC 407C
Consumed power of motors and compressors:	kW 142.90
Power of condenser fans:	kW 12.60
Condensing at temperature of ambient air:	°C 35
Voltage:	V 380/ Hz 50

- N1 RECIRCULATION GROUP OF COOLING SOLUTION

Includes:

One expander tank of vertical type made from stainless steel AISI 304 with flat lower bottom.

It is equipped by: flange connections, discharge connections with plug, visual level at higher bottom, mercury thermometer, internal tube of stainless steel for separation of more hot product.

Insulation from foamed polyurethane with external jacketing by metal sheet from stainless steel.

Volume: 1000 decaliters

Primary electric pump for circulation of cooling solution between the central refrigerator and expander tank.

It is made from acid resistant iron, mounted on stationary frame and connected with electric motor.

Installed power: 3 kW.

4 secondary electric pumps for circulation of cooling solution between central refrigerator and 2 heat exchangers and 2 sections of the tank.

These pumps are made from acid resistant iron, mounted on stationary frame and connected with electric motors.

Installed power: 5.5 kW.

Electric board including: start-up and stop buttons for circulation pumps of cooling solution, houcing of stainless steel.

N2—HEAT EXCHANGERS FROM CONCENTRIC TUBES OF FRIGOMOSTO TYPE, KL 12 MODEL

Including:

Internal piping DN 80 made from stainless steel AISI 304 for transfer of product with removable pipe bends for inside inspection and clearing.

Concentric external tube DN 100 made from stainless steel AISI 304 for circulation of cooling solution.

Cooling agent flows in thin layer and in such volume that ensures high heat exchanging factor for account of high turbulence of flow.

2 thermometers of dial type for product.

2 thermometers of stick type for cooling solution.

1 ball cock made from stainless steel for product inlet.

Insulation.

Technical Data:

Must passing capacity	: 1200 decaliters per hour
Outlet temperature	: 25(C
Inlet temperature	: 15(C
Heat exchange	: 120.000 Frkcal/hour

Or

Pulp passing capacity	: 600 decaliters per hour
Outlet temperature	: 25(C
Inlet temperature	: 15(C
Heat exchange	: 60.000 Frkcal/hour

- N72 DRIVEN VALVES (24 VOLTS), 1” 1/4, TO CONTROL CIRCULATION OF COOLING SOLUTION

- N2 ELECTRIC CONTROL PANELS TO CONTROL 36 TANKS EACH.

- ELECTRIC CABLES FOR CONNECTION OF ELECTRIC BOARDS, PUMPS AND DRIVEN VALVES.

COMPONENTS NOT INCLUDED IN DELIVERY (OPTIONS):

Product supply pump and tubes.

Piping connections for cooling solution between the refrigerating plant, circulation tank, tube-in-tube heat exchanger and plates in tanks.

Electric connections (cables) between control panels, driven valves and temperature probes in tanks, motors, etc.

Ethylene glycol or other cooling solution.

Suitable insulation of tubes for cooling solution.

Construction and installation works.

Everything not provided in annexes.

TOTAL AMOUNT OF DELIVERY (EX-WORKS)	EURO	70,000.00

THE SELLER	THE BUYER

/s/ P. Daniele	/s/ C. Jitaru

Pezzani Daniele	C. Jitaru

Authorized Signature General Director		Authorized Signature General Director
Seal:	Techno Food SAS Piazzale S. Antonio, 1 46047 Porto Mantovano (MN) Tel. 0376 399776 – Fax 0376 396188 Partita IVA 0162814 020 2	Stamp:	Republic of Moldova, Chisinau district, Puhoi, Production and Commerce Enterprise “ASCONI” Ltd., No. 10304619